Exhibit 99.1

Tallgrass Energy Partners, LP Reports Second Quarter 2013 Results

OVERLAND PARK, Kan.--(BUSINESS WIRE)--August 7, 2013--Tallgrass Energy Partners, LP (NYSE: TEP) (“Tallgrass” or the “Partnership”) today reported financial and operating results for the second quarter of 2013. The Partnership closed its initial public offering on May 17, 2013 and this earnings release relates to the financial and operating results of the Partnership, its Predecessor and Pre-Predecessor as described under “About Tallgrass Energy Partners, LP” below.

Summary Financial Information	Three Months Ended June,		Six Months Ended June,
(in thousands, except coverage and per unit data)	2013	2012	2013	2012

Net income (loss)	($11,727)	$13,604	($6,656)	$30,751
Add:
Interest expense, net	3,500		9,064
Depreciation and amortization expense	7,436	5,868	14,982	11,827
Non-cash (gain) loss related to derivative instruments	(848)	-	71	-
Texas Margin Tax	-	84	-	173
Loss on early extinguishment of debt	17,526		17,526
Non-cash compensation expense	85		85
Adjusted EBITDA	15,972	19,556	35,072	42,751
Less:
Maintenance capital expenditures	(1,681)		(1,945)
Pro forma cash interest cost (1) (2)	(1,549)		(3,081)
Pro forma distributable cash flow (DCF) (2)	12,742		30,046
Less:
Pro forma distributions (2)	(11,881)		(23,763)
Pro forma DCF in excess of pro forma distributions (2)	861		6,283
Pro forma distribution coverage (2)	1.07x		1.26x

Pro forma limited partner units outstanding (2)	40,500		40,500
Pro forma net loss per limited partner unit (2)	$(0.28)		$(0.16)
Pro forma distribution per unit (2)	$0.2875		$0.5750
______________________________________________________
(1)	Pro forma interest expense (inclusive of commitment fees) for the quarter and year-to-date was calculated by using the average outstanding borrowings for the period from May 17, 2013 to June 30, 2013 and applying it to the full periods. Actual cash interest cost for the three and six month periods ended June 30, 2013 was $763,000.
(2)

Applicable pro forma amounts assume Tallgrass' initial public offering and related formation transactions, including borrowings under Tallgrass' new $500 million revolving credit facility, had closed on January 1, 2013. In connection with the closing of Tallgrass' initial public offering, Tallgrass entered into a revised partnership agreement that requires that, within 45 days after the end of each quarter, beginning with the quarter ended June 30, 2013, the partnership distribute its available cash to unitholders of record on the applicable record date. No cash distributions were paid with respect to the first quarter of 2013, and a prorated distribution of available cash will be paid for the period from the closing of the IPO (May 17, 2013) through the quarter-end. However, management believes the pro forma presentation of distributable cash flow, distribution coverage and net income per limited partner unit provides investors with useful information to compare our historical financial results to future periods. These pro forma financial measures are presented for illustrative purposes only and are not necessarily indicative of the operating results or the financial position that would have been achieved had the initial public offering and related formation transactions been consummated on January 1, 2013 or of the results that may be obtained in the future.

Tallgrass President and CEO David G. Dehaemers, Jr. said, “We are pleased with our performance in the second quarter and also pleased to make our first minimum quarterly distribution on August 13 on a prorated basis to unitholders. Our segments generated pro forma distributable cash flow in excess of our pro forma distribution requirements in the second quarter, and our six month pro forma distribution coverage was particularly strong. We expect that coverage will continue to vary from quarter-to-quarter during 2013 as our processing facilities will have downtime in the third quarter for annual maintenance and as the completion of our expansion projects benefit the fourth quarter and beyond. We continue to focus on long-term growth and we are pleased to report that our focus on our customers and markets is paying off. Our processing segment recently executed a contract that, among other things, maintains volumetric commitments and our transportation and storage segment entered into an agreement that provides incremental transportation volume.”

Segment Overview

The second quarter 2013 results by segment are summarized below:

	Three Months Ended June 30, 2013				Three Months Ended June 30, 2012
Summary Financial Information	Gas Transportation		Corporate		Gas Transportation		Corporate
(in thousands)	and Storage	Processing	and Other	Total	and Storage	Processing	and Other	Total

Operating Income	$5,680	$3,580	($390)	$8,870	$9,756	$3,692	$0	$13,448
Add:
Depreciation and amortization expense	5,780	1,656	-	7,436	5,090	778	-	5,868
Non-cash loss related to derivative instruments	(848)	-		(848)	-	-	-	-
Other income (expense)	431	-	(2)	429	240	-	-	240
Non-cash compensation expense			85	85	-	-	-	-
Segment adjusted EBITDA	11,043	5,236	(307)	15,972	15,086	4,470	-	19,556

	Six Months Ended June 30, 2013				Six Months Ended June 30, 2012
	Gas Transportation		Corporate		Gas Transportation		Corporate
	and Storage	Processing	and Other	Total	and Storage	Processing	and Other	Total

Operating Income	$10,762	$8,794	($390)	$19,166	$20,838	$10,267	$0	$31,105
Add:
Depreciation and amortization expense	11,706	3,276	-	14,982	10,269	1,558	-	11,827
Non-cash loss related to derivative instruments	71	-		71	-	-	-	-
Other income (expense)	770	-	(2)	768	(181)	-	-	(181)
Non-cash compensation expense			85	85	-	-	-	-
Segment adjusted EBITDA	23,309	12,070	(307)	35,072	30,926	11,825	-	42,751

Adjusted EBITDA in the Gas Transportation and Storage segment for the second quarter of 2013 of $11.0 million was consistent with management’s expectations. Average firm contracted transportation capacity declined when compared to the second quarter of 2012 and declined slightly when compared to the first quarter of 2013. “Our team continues to focus on renewing transportation and storage contracts while pursuing expansions and other opportunities for incremental volumes,” Dehaemers noted. “For example, in return for a modest capital outlay we delivered an opportunity that is expected to provide approximately 80,000 Dth/day beginning in late 2013 or early 2014.”

The Processing segment generated Adjusted EBITDA of $5.2 million for the second quarter of 2013, in-line with management’s expectations. Adjusted EBITDA for the second quarter of 2013 increased when compared to the second quarter of 2012, due to increased inlet volumes attributable to a new processing contract in the 2013 period and scheduled plant maintenance in the 2012 period. The second quarter of 2013 Adjusted EBITDA declined compared to the first quarter of 2013, primarily due to lower NGL prices in the second quarter. NGL prices averaged $0.83/gallon for the second quarter of 2013 as compared to $0.98/gallon for the first quarter of 2013. Approximate average inlet volumes were 137 MMcf/d for the three-month period ended June 30, 2013, as compared to 115 MMcf/day for the three-month period ended June 30, 2012 and 127 MMcf/d for the three-month period ended March 31, 2013. “Our processing facilities continued to experience increasing and near-capacity utilization in the second quarter,” Dehaemers noted. “Our focus on customers resulted in the execution of a contract with one of our existing customers that also notably reduces the commodity price exposure in our Processing segment. We remain very excited about the opportunities in the region for growth in this segment.”

Conference Call

Please join Tallgrass for a conference call and webcast related to its second quarter 2013 results at 4:00 p.m. Central Daylight Time on Wednesday, August 7, 2013. A link posted in the Investor Relations section of our website will allow interested parties to listen and the replay will be available on our website for a limited time following the end of the live call.

About Tallgrass Energy Partners, LP

Tallgrass Energy Partners, LP (NYSE: TEP) is a publicly traded, growth-oriented master limited partnership formed to own, operate, acquire and develop midstream energy assets in North America. We currently provide natural gas transportation and storage services for customers in the Rocky Mountain and Midwest regions of the United States through our Tallgrass Interstate Gas Transmission system and provide processing services for customers in Wyoming through our Casper and Douglas natural gas processing and West Frenchie Draw natural gas treating facilities. We believe we are well positioned to capture growing natural gas volumes produced in the Denver-Julesburg Basin and the Niobrara and Mississippi Lime shale formations.

Tallgrass closed its initial public offering on May 17, 2013 and the earnings release relates to the financial information of the Partnership, “TEP Predecessor” and “TEP Pre-Predecessor.” TEP Predecessor refers to the ownership of Tallgrass Interstate Gas Transmission LLC (TIGT) and Tallgrass Midstream LLC (TMID) by Tallgrass Development from November 13, 2012 to the closing of the initial public offering (IPO) on May 17, 2013. TEP Pre-Predecessor refers to the ownership of TIGT and TMID by Kinder Morgan Energy Partners, LP (KMP) prior to November 13, 2012. TEP, or the Partnership, as used herein refers to the consolidated financial results and operations for TEP Predecessor from its inception through its contribution to TEP and thereafter.

In connection with the closing of the initial public offering, Tallgrass entered into a revised partnership agreement which requires it to pay distributions, subject to certain limitations more fully described in the “Our Cash Distribution Policy and Restrictions on Distributions” section in Tallgrass’ prospectus, within 45 days after the end of each quarter, beginning with the second quarter of 2013. As previously announced, the board of directors of Tallgrass’ general partner declared a quarterly cash distribution to partners of $0.1422 per common unit for the second quarter of 2013, or $1.15 on an annualized basis. The distribution represents a prorated amount of Tallgrass’ minimum quarterly distribution of $0.2875 per common unit, based upon the number of days between the closing of Tallgrass’ initial public offering on May 17, 2013 and the end of the second quarter. The quarterly distribution will be paid on Tuesday, August 13, 2013 to unitholders of record as of the close of business on Wednesday, July 31, 2013.

To learn more, please visit our website at www.tallgrassenergy.com.

Non-GAAP Measures

Adjusted EBITDA and distributable cash flow are non-GAAP supplemental financial measures that management and external users of our combined financial statements, such as industry analysts, investors, lenders and rating agencies, may use to assess:

  our operating performance as compared to other publicly traded partnerships in the midstream energy industry, without regard to historical cost basis or, in the case of Adjusted EBITDA, financing methods;
  the ability of our assets to generate sufficient cash flow to make distributions to our unitholders;
  our ability to incur and service debt and fund capital expenditures; and
  the viability of acquisitions and other capital expenditure projects and the returns on investment of various expansion and growth opportunities.

We believe that the presentation of Adjusted EBITDA and distributable cash flow provides useful information to investors in assessing our financial condition and results of operations. Adjusted EBITDA and distributable cash flow should not be considered alternatives to net income, operating income, cash from operations or any other measure of financial performance or liquidity presented in accordance with GAAP. Adjusted EBITDA and distributable cash flow have important limitations as analytical tools because they exclude some but not all items that affect net income and net cash provided by operating activities. Additionally, because Adjusted EBITDA and distributable cash flow may be defined differently by other companies in our industry, our definition of Adjusted EBITDA and distributable cash flow may not be comparable to similarly titled measures of other companies, thereby diminishing their utility.

Adjusted EBITDA, a non-GAAP measure, is defined as net income before interest, income taxes, depreciation and amortization, non-cash income or loss related to derivative instruments, non-cash long-term compensation expense, impairment losses, gains or losses on asset disposals and gains or losses on the repurchase, redemption or early retirement of debt. We define distributable cash flow as Adjusted EBITDA less cash interest cost and maintenance capital expenditures. Neither Adjusted EBITDA nor distributable cash flow will be impacted by changes in working capital balances that are reflected in operating cash flow. Distributable cash flow and Adjusted EBITDA are not presentations made in accordance with GAAP.

Cautionary Note Concerning Forward-Looking Statements

Disclosures in this press release contain “forward-looking statements.” All statements, other than statements of historical facts, included in this press release that address activities, events or developments that management expects, believes or anticipates will or may occur in the future are forward-looking statements. Without limiting the generality of the foregoing, forward-looking statements contained in this press release specifically include the expectations of plans, strategies, objectives and growth and anticipated financial and operational performance of Tallgrass Energy Partners and its subsidiaries, including guidance regarding Tallgrass Energy Partners' transmission, storage, treating and processing revenue and volume growth; ability to pursue expansions and other opportunities for incremental volumes; natural gas production growth in Tallgrass Energy Partners' operating areas; capital commitments, projected capital, operating and maintenance expenditures; timing of completion and expected future benefits of expansion projects; distribution rate and growth, including variability of quarterly distribution coverage; ability to renew contracts; and expected reductions in commodity price exposure. These statements are based on certain assumptions made by Tallgrass Energy Partners based on management’s experience and perception of historical trends, current conditions, anticipated future developments and other factors believed to be appropriate. Such statements are subject to a number of assumptions, risks and uncertainties, many of which are beyond the control of Tallgrass Energy Partners, which may cause actual results to differ materially from those implied or expressed by the forward-looking statements. These include risks relating to Tallgrass Energy Partners’ financial performance and results, availability of sufficient cash flow to pay distributions and execute its business plan, the demand for natural gas storage and transportation services, operating hazards, the effects of government regulation, tax position and other risks incidental to transporting, storing and processing natural gas and other important factors that could cause actual results to differ materially from those projected, including those set forth under Item 1A, "Risk Factors" of Tallgrass Energy Partners' Quarterly Report on Form 10-Q for the quarter ended March 31, 2013, as updated by any subsequent reports filed with the Securities and Exchange Commission. Any forward-looking statement applies only as of the date on which such statement is made and Tallgrass Energy Partners does not intend to correct or update any forward-looking statement, whether as a result of new information, future events or otherwise.

Financial Statements

TALLGRASS ENERGY PARTNERS PREDECESSOR CONDENSED COMBINED BALANCE SHEETS (UNAUDITED)

	June 30, 2013	December 31, 2012

ASSETS	(in thousands)
Current Assets:
Cash and cash equivalents	$1,275	$-
Accounts receivable, net	20,040	17,848
Accounts receivable from related parties	-	6,463
Gas imbalances	1,699	1,282
Inventories	5,056	2,204
Derivative assets at fair value	130	224
Prepayments and other current assets	540	47
Total Current Assets	28,740	28,068

Property, plant and equipment, net	664,032	669,476
Goodwill	302,916	301,852
Deferred financing costs	4,866	-
Deferred financing costs allocated from TD	-	13,352
Other deferred charges	18,514	23,066
Total Assets	$1,019,068	$1,035,814

LIABILITIES AND PARTNERS' CAPITAL
Current Liabilities:
Accounts payable	$27,852	$35,496
Accounts payable to related parties	4,757	-
Notes payable to related parties	-	1,387
Gas imbalances	3,242	1,250
Derivative liabilities at fair value	-	23
Accrued taxes	3,743	3,465
Current portion of long-term debt allocated from TD	-	4,000
Accrued other current liabilities	13,938	26,233
Total Current Liabilities	53,532	71,854

Long-term debt	224,000	-
Long-term debt allocated from TD	-	390,491
Other long-term liabilities and deferred credits	4,105	1,635
Total Long-term Liabilities	228,105	392,126

Commitments and Contingencies (Note 11)

Partners' Capital:
Common unitholders (24,300,000 units issued and outstanding at June 30, 2013)	449,823	-
Subordinated unitholder (16,200,000 units issued and outstanding at June 30, 2013).	273,646	-
General partner (826,531 units issued and outstanding at June 30, 2013)	13,962	-
Member's Capital	-	571,834
Total Partners' Capital	737,431	571,834
Total Liabilities and Partners' Capital	$1,019,068	$1,035,814

TALLGRASS ENERGY PARTNERS PREDECESSOR AND TALLGRASS ENERGY PARTNERS PRE-PREDECESSOR CONDENSED COMBINED STATEMENTS OF INCOME (UNAUDITED)

	TEP	TEP Pre- Predecessor	TEP	TEP Pre- Predecessor
	Three Months	Three Months	Six Months	Six Months
	Ended	Ended	Ended	Ended
	June 30, 2013	June 30, 2012	June 30, 2013	June 30, 2012
	(in thousands, except per unit amounts)	(in thousands, except per unit amounts)	(in thousands, except per unit amounts)	(in thousands, except per unit amounts)
Revenues:
Natural gas liquids sales	$31,690	$26,727	$65,091	$62,738
Natural gas sales	3,888	4,543	4,189	5,413
Transportation services	25,324	26,608	49,661	54,764
Other operating revenues	2,500	1,641	4,719	3,133
Total Revenues	63,402	59,519	123,660	126,048

Operating Costs and Expenses:
Cost of sales and transportation services (exclusive
of depreciation and amortization shown below)	31,501	24,898	60,385	54,333
Operations and maintenance	9,162	9,988	16,283	18,008
Depreciation and amortization	7,436	5,868	14,982	11,827
General and administrative	5,039	3,294	9,673	6,699
Taxes, other than income taxes	1,394	2,023	3,171	4,076
Total Operating Costs and Expenses	54,532	46,071	104,494	94,943

Operating Income	8,870	13,448	19,166	31,105

Other Income (Expense):
Interest (expense) income, net	(473)	-	(36)	-
Interest expense allocated from TD	(3,027)	-	(9,028)	-
Loss on extinguishment of debt	(17,526)	-	(17,526)	-
Other income (expense), net	429	240	768	(181)
Total Other Income (Expense)	(20,597)	240	(25,822)	(181)
Income (Loss) Before Income Taxes	(11,727)	13,688	(6,656)	30,924
Texas Margin Taxes	-	84	-	173

Net Income (Loss)	$(11,727)	$13,604	$(6,656)	$30,751

TALLGRASS ENERGY PARTNERS PREDECESSOR AND TALLGRASS ENERGY PARTNERS PRE-PREDECESSOR CONDENSED COMBINED STATEMENTS OF CASH FLOWS (UNAUDITED)

	TEP	TEP Pre-Predecessor
	Six Months	Six Months
	Ended	Ended
	June 30, 2013	June 30, 2012
	(in thousands)	(in thousands)
Cash Flows from Operating Activities:
Net income (loss)	$(6,656)	$30,751
Adjustments to reconcile net income to net cash
flows from operating activities:
Depreciation and amortization	16,200	11,799
Loss on extinguishment of debt	17,526	-
Noncash compensation expense	85	-
Noncash change in fair value of derivative financial instruments	71	-
Loss from sale of gas in underground storage	-	41
Changes in components of working capital:
Accounts receivable and other	14,873	10,721
Gas imbalances	1,575	4,765
Inventories	(2,571)	69
Accounts payable and accrued liabilities	(5,905)	(8,314)
Regulatory assets	(126)	(103)
Other, net	(5,435)	825
Net Cash Provided by Operating Activities	29,637	50,554

Cash Flows from Investing Activities:
Capital expenditures	(19,199)	(5,215)
Net cash paid for purchase and sale of gas in underground storage	-	(5,309)
Disposal of property, plant and equipment (net of removal costs)	(343)	54
Net Cash Used in Investing Activities	(19,542)	(10,470)

Cash Flows from Financing Activities:
Repayment of debt assumed from TD	(400,000)	-
Borrowings under revolving credit facility, net	224,000	-
Payments for deferred financing costs	(4,988)	-
Proceeds from initial public offering, net of offering costs	290,706	-
Distributions to Member, net	(118,538)	(40,084)
Net Cash Used in Financing Activities	(8,820)	(40,084)

Net Change in Cash and Cash Equivalents	1,275	-
Cash and Cash Equivalents, beginning of period	-	-
Cash and Cash Equivalents, end of period	$1,275	$-

CONTACT:
Tallgrass Energy Partners, LP
Investor Relations
Nate Lien, 913-928-6012
investor.relations@tallgrassenergylp.com